EXHIBIT 21.1

SUBSIDIARIES OF VANGUARD NATURAL RESOURCES, INC.

Name	Jurisdiction

Vanguard Natural Gas, LLC	Kentucky
VNR Holdings, LLC	Delaware
Vanguard Operating, LLC	Delaware
Escambia Operating Co. LLC	Delaware
Escambia Asset Co. LLC	Delaware
Eagle Rock Energy Acquisition Co., Inc.	Delaware
Eagle Rock Energy Acquisition Co. II, Inc.	Delaware
Eagle Rock Upstream Development Company, Inc.	Delaware
Eagle Rock Upstream Development Company II, Inc.	Delaware
Eagle Rock Acquisition Partnership, L.P.	Delaware
Eagle Rock Acquisition Partnership II, L.P.	Delaware